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                                                                    EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement on Form S-8 and the Registration on Form S-8 (No. 333-34965) of Total Renal Care Holdings, Inc. of our report dated May 14, 1998, which includes references to information audited by other auditors for which the dates of their reports are July 14, 1995 and March 31, 1995, on our audits of the financial statements and financial statement schedule of Renal Treatment Centers, Inc. and Subsidiaries as of December 31, 1997 and 1996, and for each of the four years in the period ended December 31, 1997 and for the six months ended December 31, 1995, which report is included on page F-2 on the Annual Report on Form 10-K/A.


/s/ COOPERS & LYBRAND L.L.P.
Coopers & Lybrand L.L.P.
Philadelphia, PA
June 3, 1998